Exhibit 10.10

DEBT SETTLEMENT AGREEMENT

This Debt Settlement Agreement (this “Agreement”) is made effective this December 31, 2012 between SunVesta, Inc., a company formed in Florida (“Parent”) with its wholly owned subsidiary, SunVesta Holding AG, a company formed in Switzerland (“Debtor”), each of which has offices located at 97 Seestrasse, Oberrieden, Switzerland CH-8942 and Hans Rigendinger, a Swiss individual and director of Debtor, resident at 20 Bachtelstrasse, Switzerland, CH-8808 (“Creditor”).

SECTION ONE

ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of seven hundred and seventeen thousand nine hundred and seventy six dollars and seventy one cents ($717,976.71), an amount including principal and interest on a series of loans provided by Creditor to Debtor as of December 31, 2012.

SECTION TWO

AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Parent, Debtor and Creditor desire and agree to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations of the loans as described in Section One above.

SECTION THREE

CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Parent, Debtor and Creditor agree as follows:

a.

Method of Payment: Parent agrees to issue to Creditor and Creditor agrees to accept from Parent, in full satisfaction of Debtor’s obligation of $717,976.71, being the indebtedness described in Section One, seventeen million nine hundred and forty nine thousand and four hundred seventeen (17,949,417) shares of Parent’s common stock, valued at $0.04 per share.

b.

Satisfaction: On execution of this Agreement and Parent’s board of directors resolution authorizing the issuance of 17,949,417 shares of Parent’s common stock to Creditor provided for in Section Three (a), the original indebtedness of Debtor to Creditor, as described in Section One, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Switzerland on the date first mentioned above.

SunVesta, Inc.

SunVesta Holding AG

/s/ Josef Mettler

/s/ Josef Mettler

By: Josef Mettler, Chief Executive Officer

By: Josef Mettler, CEO and Deputy Chairman

Hans Rigendinger

/s/ Hans Rigendinger

Hans Rigendinger